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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3 ASR) and related Prospectus of Fluor Corporation for the registration of its debt securities, common stock, preferred stock and warrants and to the incorporation by reference therein of our reports dated February 18, 2015, with respect to the consolidated financial statements of Fluor Corporation and the effectiveness of internal control over financial reporting of Fluor Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP Ernst & Young LLP

Dallas, Texas
July 30, 2015

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm